Exhibit 99.1

Rigel Adds Third Independent Director To Audit Committee

SOUTH SAN FRANCISCO, Calif. – October 6, 2006 – Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that Gary A. Lyons, an existing member of the Company’s board of directors, was appointed to the Company’s audit committee, effective October 5, 2006.  Mr. Lyon’s appointment fills the vacancy on the audit committee created by Alan D. Frazier, who resigned from the Company’s board of directors on September 29, 2006.

Prior to Mr. Lyon’s appointment, the Company’s audit committee consisted of two independent directors rather than the three independent directors required under Nasdaq Marketplace Rule 4350(d)(2) as a result of Mr. Frazier’s resignation.  Although the Company’s audit committee took no formal action between the date of Mr. Frazier’s resignation and Mr. Lyon’s appointment, Nasdaq’s Listing Qualifications Department informed the Company by letter that it had not been in compliance with Marketplace Rule 4350(d)(2) during the transition period between September 29, 2006 and October 5, 2006.  However, Nasdaq acknowledged in the same letter that, as a result of Mr. Lyon’s appointment, the Company had regained compliance and the matter is now closed.

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to file one new investigative new drug (IND) application in a significant indication each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended June 30, 2006. Rigel does not undertake any obligation to update forward-looking statements.